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EXHIBIT 99

Sea Containers Ltd.

        Sea Containers Ltd. is a Bermuda company with regional subsidiary offices in London, Genoa, New York, Rio de Janeiro and Sydney. Sea Containers is owned primarily by U.S. shareholders and its common shares are listed on the New York Stock Exchange under the trading symbols SCRA and SCRB.

        The company is engaged in two main activities: passenger and freight transport and marine container leasing. Within each activity are a number of operating units. Passenger transport consists of fast ferry services in the English Channel and Irish Sea under the Hoverspeed brand, fast ferry services in New York Harbor under the SeaStreak brand, fast and conventional ferry services in the Baltic under the Silja Line brand and in the Adriatic under the SNAV-Hoverspeed brand (50% owned). Rail operations in the U.K. are conducted by the Great North Eastern Railway (GNER). Ship management and naval architect subsidiaries support the passenger and freight transport division and have outside clients as well.

        Marine container leasing is conducted primarily through GE SeaCo SRL, a Barbados company owned 50% by Sea Containers and 50% by General Electric Capital Corporation. GE SeaCo operates one of the largest marine container fleets in the world. Sea Containers also owns or partly owns four container service depots, four container manufacturing facilities and a refrigerated container service business.

        The company also owns 42% of the equity of Orient-Express Hotels Ltd.    Orient-Express Hotels' common shares are listed on the New York Stock Exchange under the trading symbol OEH. This company has 44 deluxe leisure properties in 21 countries. Most of the properties are owned but some are partly owned. One joint venture is PeruRail, the principal railways of Peru, which operates tourist trains on the Cuzco/Machu Picchu route and from Cuzco and Arequipa to Lake Titicaca. PeruRail has freight train operations to and from the ports of Matarani and Mollendo. The hotels, restaurants, river cruise ship and tourist trains compete in the top end of the market.

        Other lesser Sea Containers activities include port interests in the U.K. and Greece, property development, publishing, fruit farming in the Ivory Coast and Brazil and a U.K.- based travel agency.

Financial highlights

	2003	2002	Change
	$000	$000%
Revenue	1,644,709	1,614,860	1.8

Earnings before net finance costs:
Ferry operations	30,255	51,423	(41.2)
Rail operations	84,083	68,893	22.0
Container operations	35,985	23,499	53.1
Leisure operations	10,887	41,275	(73.6)
Plantation, property, publishing and other operations	6,563	4,452	47.4

	167,773	189,542	(11.5)
Gain on sale of ferry assets and non-recurring charges	54,000	—
Corporate costs	(15,798)	(15,038)	(5.1)

	205,975	174,504	18.0
Add depreciation and amortization	113,471	113,710	(0.2)

EBITDA*	319,446	288,214	10.8
Pro forma adjustment to deconsolidate OEH and treat on an investment basis	—	(40,890)

EBITDA as adjusted	319,446	247,324	29.2

Net earnings on common shares	111,370	41,928	165.6
Total assets at book value	2,761,917	2,796,834	(1.2)
Debt and capital lease obligations	1,589,626	1,784,274	(10.9)

	$	$	%
Net earnings per Class A and Class B common share:
—basic	5.28	2.08	153.8
—diluted	5.20	2.07	151.2
Cash dividends per Class A common share	0.050	0.225	(77.8)
Cash dividends per Class B common share	0.045	0.204	(77.9)

*
EBITDA means earnings before interest, tax, depreciation and amortization. See below regarding a reconciliation of EBITDA to earnings before net finance costs and net earnings.

President's letter to shareholders

April 15, 2004

Dear Shareholder,

        2003 was a splendid year for your company. We reported net earnings of $111.4 million ($5.20 per common share diluted) on revenue of $1.7 billion after non-recurring charges of $46 million. This was our best earnings year since 1990 when we realized large gains on asset sales to Stena and Tiphook. Excluding gain on sale of the Isle of Man Steam Packet Company and non-recurring charges net earnings were $57.4 million, up 37% over 2002.

        The $46 million of non-recurring charges allowed us to eliminate the burden of unprofitable operations and rid ourselves of assets of only marginal profitability. For example, we wrote off the cost of converting our U.K. fast ferry services to seasonal operation which should improve profitability in 2004 and future years. We disposed of our last container ship at a loss but avoided major overhaul costs for this elderly vessel. We covered the loss on sale of a group of containers which had ceased to be leasable for marine service.

        When I wrote this message a year ago our share price was around $9. Recently it was $21. At that time the public debt markets were not open to us at an acceptable cost of funds. Today they are and by the time you receive this report we should have placed $150 million of unsecured senior notes at favorable interest cost, allowing us to retire early $80 million of 12 1/2% debentures which will reduce finance costs in 2004. We have retained our 14.4 million shares of Orient-Express Hotels which today have a market value of about $260 million compared with $140 million a year ago. Orient-Express Hotels has continued to upgrade its existing properties and make acquisitions, so as travel demand strengthens (as they are seeing through forward bookings) earnings should increase and this should be reflected in the market value of our shareholding.

        We were able to settle our Network Change claim against Network Rail in the U.K. arising out of the Hatfield rail disaster in 2000 and its aftermath which disrupted the U.K. rail network. This settlement did not require us to take any charge to earnings. The U.K.'s Strategic Rail Authority has claimed an interest in part of the settlement but this does not appear to be supported contractually. We are hopeful of reaching an amicable settlement and have provided for our settlement offer in our 2003 financial statements.

Marine Container Leasing

        As I write this message the marine container leasing industry is enjoying an unparalleled bull market, the strongest I have seen in more than 40 years' involvement in the industry. Lease rates for both new and older equipment have risen to levels not seen for many years. All our older containers in demand locations are booked and could have been leased several times over. Lessees are having to pick up equipment in low demand locations which reduces our positioning expense. At the end of March, 2004 utilization of GE SeaCo's owned fleet was at 98% while utilization of Sea Containers' owned fleet managed by GE SeaCo was 79% and rising.

        This demand has been fuelled by a rise in world trade in containerized goods, increase in the world containership fleet and a sharp rise in steel prices driven by a shortage of steel. As new container prices rise, lease rates for older containers rise in step. As utilization of older containers rises, storage and repair costs decline.

        Of course, we must be careful not to acquire containers at prices which will decline once normal steel supplies are restored, so we use a base price upon which we achieve our normal return on investment and then we must recover in the initial long-term lease the difference between this base price and the actual price, if higher.

        The GE SeaCo joint venture with General Electric Capital Corp. excludes related businesses such as container logistics, container manufacturing and container service, repair and depot operations. Sea Containers' four factories operated profitably in 2003 and in early 2004 an agreement was reached with the Owens Group in Australia and New Zealand to acquire their logistics, depot and service operations in seven locations and to sell our 26% interest in the Westfield container depot in Auckland, N.Z. for a net amount of $8 million.

        GE SeaCo has budgeted to acquire about $160 million of new containers in 2004 and Sea Containers expects to invest another $35 million (including purchase of the Owens assets). Of course, these purchases are subject to availability and rate acceptance by our lessees.

        Our lessees, mostly containership operators, are enjoying record profitability which should continue as long as additions to containership capacity are less than the increase in containerized trade volumes as they have been for much of 2002 and 2003.

Ferry Transportation

        Our main investment in this sector is our 100% ownership of Silja Ltd., the Baltic cruise, ferry and roll-on, roll-off ship operator. Silja had a satisfactory 2003 although the winter was adversely impacted by exceptionally heavy ice conditions, and winter losses were 100% consolidated for the first year since we only owned 50% of Silja through April, 2002.

        2004 will see the admittance of several Baltic states into the European Union which may create changes in travel patterns. Although Russia has not joined the European Union its economy has greatly strengthened to the point where Silja feels it is prudent to commence a regular passenger service between Rostock, Germany, Tallinn, Estonia and St Petersburg using m.v. Finnjet. This service will start in June, 2004 and $15 million is being spent to upgrade the ship.

        In 2003, Silja strengthened its position in the Helsinki-Tallinn market with the addition of a second SuperSeaCat and now controls 38% of the fast ferry passenger market on this route.

        Hoverspeed operates five fast ferries in the English Channel and northern corridor of the Irish Sea. Although results were improved over 2002 they were still not satisfactory. Hoverspeed "grasped the nettle" late in 2003 and incurred the cost of converting these services to seasonal-only operation from the spring of 2004. The restructuring plan also calls for the re-deployment of smaller fast ferries to other markets and their replacement with larger vessels. One of the smaller fast ferries has now been moved to the Mediterranean to start up a Pescara, Italy to Split, Croatia route in 2004 and another has been moved to the St Malo, France to Jersey, Channel Islands route under charter.

        Fast ferry commuter services are operated in New York harbor by SeaStreak. In late 2003 and early 2004 two state-of-the-art fast ferries were introduced into the New Jersey-Manhattan services and as passenger volumes expand to fill this additional capacity, profits should rise. Ice disrupted services in February both in 2003 and 2004 and representations are being made to the U.S. Coast Guard to ensure ship channels are kept clear in the future.

        The SNAV-Hoverspeed fast ferry joint venture in the Adriatic enjoyed another successful year in 2003.

        We are currently in discussion to invest in several existing ferry businesses but it is too early to say whether they will be successful.

Rail Services

        The Great North Eastern Railway (GNER) operated profitably in 2003. Its main traffic volumes are on the London-Leeds and London-Newcastle corridors. Better performance by Network Rail, the infrastructure provider, and a stronger U.K. economy stimulated rail travel.

        GNER is in the midst of rebuilding its high-speed class 225 train fleet (funded by the bank owners) and upgrading station and service facilities. Its franchise terminates in April, 2005 and the process of bidding for a new franchise has started. A complication is that the U.K. government has announced a major review of the entire rail system and the results will not be known for some months. Those results may herald change and if substantive it will be difficult for the government to complete the re-franchising process by April, 2005. The logical consequence would be an extension of the existing franchise of GNER but this can be no more than speculation at this stage.

        Separation of track, signalling and station infrastructure from train operations has been a costly failure in the U.K. Funds which are needed to expand capacity and improve service quality are not available. We have urged the government to consider vertical integration of the main operators and to grant long term concessions which can be funded independently of the government and these are issues which are being debated in the review.

        GNER continues to deliver the best railway service in the U.K. and feels its case for a new franchise is strong. It is also in the process of bidding for a new franchise called Integrated Kent which is largely composed of commuter services between London and the southeast of England.

Property, Plantations and Publishing

        This division made an improved contribution to profits in 2003. Additional property sales were concluded at Newhaven and elsewhere. An agreement in principle has been reached to sell Folkestone Harbour at a satisfactory price.

        The company's table grape plantation in Brazil had an excellent year, achieving a 20% return on investment, while political turmoil in the Ivory Coast reduced profitability of our banana plantation to breakeven. Both operations support refrigerated container leasing through our connections with grower associations.

        Profits from the Corinth Canal were lower due to reduced cruise ship transits arising out of terrorist fears related to the Iraq War. We are awaiting planning permission for the major marina and tourist village development envisaged on our concession land at the canal.

        Publishing and travel agency operations provide support to the group and to the degree they service outside clients at a profit they effectively reduce the costs of such support.

        Please see the reports of the individual division chief executives which follow my message for more detailed operating and financial information.

Outlook

        The first quarter is our traditional weakest period and it will be no different in 2004. Container leasing is traditionally slow in the first quarter because of factory closings and Chinese New Year but we should see improvement coming through in the second and subsequent quarters for the reasons I have mentioned.

        Silja should have an improved first quarter because of exceptionally harsh weather in the comparative first quarter of 2003. SeaStreak has suffered from ice conditions in New York harbor in the first quarter of 2004 but this should be offset by improved results from Hoverspeed through seasonal operation.

        Compensation payments to GNER by Network Rail will be lower compared with 2003's first quarter but passenger revenues have significantly increased. Our pick-up of our share of Orient-Express Hotels' traditional first quarter losses will probably be slightly greater in this year's first quarter due to currency translation factors. These losses should reverse out in subsequent quarters.

        We will not have the benefit of profits from the Isle of Man Steam Packet Company which was sold in 2003 but this loss should be more than offset by lower finance costs.

        I am concerned about rising fuel costs. We understand that countries like Mexico are rapidly increasing production to compensate for OPEC output reductions but it is difficult to predict when oil markets will return to more normal price levels.

        Orient-Express Hotels should enjoy improved results in 2004 barring any further setbacks due to terrorism. On balance, 2004 should be a satisfactory year.

Management and Staff

        Sea Containers had a dedicated staff of 9,200 at the end of 2003 who are to be congratulated for achieving such excellent results.

        Daniel J. O'Sullivan, our Senior Vice President—Finance and Chief Financial Officer for seven years out of 30 years service to the company will be retiring at the end of 2004 and replacement candidates are currently being interviewed.

        Ian Hilton retired as a director at the time of the annual meeting of shareholders in 2003, after 29 years' service. He was for many years the managing partner of the Appleby Spurling & Kempe law firm in Bermuda (now Appleby Spurling Hunter) who are the company's lawyers. Our thanks go to him for his valuable advice over the period of his directorship.

        Bermuda law no longer requires Bermuda-based directors but John Campbell has agreed to remain as a director and he lives in Bermuda. There is no need to replace Ian Hilton at present.

        My own plan to divide the roles of Chief Executive and Chairman remains unchanged, however, my target is now 2005 rather than 2004 because of various matters which currently require a great deal of my time and expertise.

Sincerely,
James B. Sherwood Founder, President and Chief Executive Officer

Analysis of division: Passenger and Freight Transport

Ferry Services—British Isles

        Cross Channel operations under our Hoverspeed brand carried 1.53 million passengers in 2003 (2002—1.83 million) and 441,000 vehicles (2002—467,000). The Dover-Ostend route did not operate in 2003. Dover-Calais services were operated by an 81-meter and two 74-meter SeaCats. Newhaven-Dieppe services were operated by SuperSeaCat One.

        Average passenger yields on Dover-Calais were 13% lower than 2002. Vehicle yield declined 3.5% reflecting competitive pressures as market leader Eurotunnel sought to increase market share by lowering prices. On the Newhaven-Dieppe route, passenger yields increased by 4.8% and vehicle yield by 4.5%. Total revenue for Hoverspeed was $98.4 million (2002—$104.8 million).

        The Dover-Calais route will become seasonal in 2004 in order to reduce winter losses. The service will be operated from March until the autumn by an 81-meter and a 74-meter SeaCat, with an additional 74-meter SeaCat added in July and August to enable hourly departures. SuperSeaCat One will again operate a seasonal service from Newhaven to Dieppe.

        On the Irish Sea, the Isle of Man Steam Packet Company Ltd. was sold in July 2003 to Montagu Private Equity for $242 million together with the Liverpool/Dublin route. The Steam Packet Company kept its 74-meter SeaCat and took an eight year charter on SuperSeaCat Two.

        The 81-meter SeaCat Rapide operated the Belfast-Troon route in 2003 and carried 368,000 passengers and 88,000 cars (2002—331,000 passengers and 76,000 cars). Total revenue for this route was $15.7 million (2002—$13.6 million). In order to reduce winter losses the service will also become seasonal in 2004.

Ferry Services—USA

        Traffic growth continued at SeaStreak commuter ferry services between Monmouth and Middlesex Counties, New Jersey and Manhattan. 802,000 passengers were carried (2002—782,000 passengers).

        Two further high-speed passenger craft have joined the fleet making six in total. A floating passenger terminal will be installed at Highlands in the spring of 2004. Revenue totalled $12.3 million (2002—$10.8 million).

Silja Line

        The total market for passenger ferry services between Finland and Sweden, and Finland and Estonia amounted to 16.2 million passengers (2002—16.3 million), a decrease of 1%.

        Silja Line operates the routes Helsinki-Stockholm and Turku-Stockholm/Kapellskär via Åland, and Helsinki-Tallinn and, in summer, Helsinki-Rostock via Tallinn. Silja Opera makes cruises on the Baltic Sea from Helsinki, the main destinations being St Petersburg, Visby, Riga and Tallinn.

        Silja Line carried a total of 5.4 million passengers (2002—5.0 million) during the year. The increase is mainly attributable to the introduction of SuperSeaCat Three, which started service in May between Helsinki and Tallinn.

        The volumes of cargo carried by Silja Line, including its SeaWind Line subsidiary, decreased by 3% compared to the 2002 level on the routes between Finland and Sweden, but increased by 131% on the Tallinn route. Silja Line carried a total of 129,000 units (2002—111,000).

        The company had a 35% market share (2002—37%) in the cargo service between Finland and Sweden, and a 25% share (2002—11%) between Finland and Estonia.

        Of Silja Line's total cargo volume, some 40% was carried by SeaWind Line's three combined car/train ferries and the rest on the car decks of the passenger ferries. The Turku-Stockholm line was served all year by the roll-on roll-off ships Sea Wind and Sky Wind. The Star Wind served the Helsinki-Tallinn route all year.

        At year-end 2003, Silja had a total of 12 ships. These are five passenger-car ferries, Silja Serenade, Silja Symphony, Silja Europa, Silja Festival and Finnjet. SeaWind Line operated three ro-ro ships with railway capacity: Sea Wind, Sky Wind and Star Wind. SuperSeaCat Four was employed in Silja Line's service and SuperSeaCat Three joined her in May 2003. It is anticipated the day-trip market on this route will grow when Estonia joins the E.U. in May 2004. The Silja Opera was employed in cruise service in the Baltic.

        At the turn of the year, Silja also owned one cruise ship, the Walrus, which is chartered out until December 2004 for cruises in Hong Kong waters. Six ships fly the Swedish flag and three the Finnish flag. SuperSeaCats Three and Four fly the Italian flag. The chartered out cruise ship, Walrus, is registered in Panama.

GNER

        2003 was a year of major recovery for GNER in terms of passenger revenue, profitability and performance. After the decline in passenger revenue and general disruption to the service following the Hatfield accident late in 2000, 2003 saw train reliability and performance increasing, partially as a result of the major improvement GNER has made to its own rolling stock. In that period, the reliability of GNER's electric locomotives has risen from 9,000 miles per failure prior to the rebuild to just under 20,000 miles. GNER has also seen improved performance in its diesel train fleet along with improvements by Network Rail.

        The combination of improving train performance, reliability, very focused marketing communication and an uplift in the economy led to passenger revenues being at an all-time record for GNER, with 15.1 million passengers being carried, a growth of 18% since the start of the franchise.

        Passenger revenue in the early part of the year showed low growth rates but then increased from the summer onwards. In November and December the company was enjoying revenue growth of more than 10% on the preceding year with revenue for the year totalling $723.2 million. GNER's growth has outstripped that of other intercity train operators in the U.K. and has also seen recovery of market share against airlines out of Leeds and Newcastle. From Edinburgh, while seeing smaller passenger growth, GNER has stabilized the competitive position against the airlines.

        Following the award of the two year franchise extension to 2005, projects were being put in place in 2003 to bring on stream the investment that formed part of this arrangement.

        The first of the rebuilt electric train sets known as "Mallard" was introduced into service in October. GNER was honored that the inauguration ceremony was undertaken by Her Majesty the Queen, who spent 45 minutes at King's Cross talking to staff from all over the route. Her Majesty had previously unveiled these trains when they first came into service in 1990.

        Just before Christmas, GNER's diesel trains were lengthened by one coach, which had the effect of increasing capacity by the equivalent of an extra train set. Also, GNER expanded its car parks at Grantham and Newark, two major locations for commuter traffic into London.

        During the year, in conjunction with Laing Rail, a subsidiary of Laing Plc, GNER formed a joint venture company, London and Western, to bid for the Greater Western franchise to be awarded in April 2006. Laing Rail, which has the Chiltern Railways franchise, operates the best short-distance commuter railway in the U.K., and therefore makes an ideal partner for GNER, which continues to operate the best long-distance rail company, based on passenger satisfaction scores. The announcement of this joint bidding vehicle was well received in the press as an example of real quality being brought into the bidding process.

        In the meantime, GNER has been shortlisted for the bidding for the Integrated Kent franchise and final bids are required by August, 2004 with the prospective franchisee taking over in the spring of 2005. At the same time, work continues on pre-qualification for the next Intercity East Coast franchise—GNER's current business. Preliminary bids were placed in March, 2004 and the shortlisted bidders will be announced in April/May. This process may, however, be delayed as a result of the U.K. Government undertaking an investigation into the structure of the rail industry.

David G. Benson Senior Vice President, Passenger and Freight Transport

Analysis of division: Containers

Container Leasing

        Last year I predicted that the outlook for the container industry looked promising for 2003 and this has proved correct. We saw a strong market develop in 2002 and this continued through 2003. I am delighted to report a turnaround in the performance of our container division with increased profits being reported for the first time in a number of years.

        With strong demand being experienced across all major equipment types, GE SeaCo invested a record $204 million in new equipment. We believe this was the highest among our marine container leasing competitors.

        World container trade is reported to have grown by over 10% in 2003. This has been supported by the continuing large-scale shift of manufacturing capacity to China and improving world economies.

        Nineteen of the top 20 busiest container ports in the world reported growth in 2003 against the previous year. At the same time, the number of containers handled by mainland Chinese ports rose by an extraordinary 35%.

        As a result, throughout 2003 GE SeaCo has seen continued improvement in utilization of the operating fleet of standard dry freight containers, achieving just short of 90% by the end of December, a record in recent times.

        Prices of new dry freight containers from Chinese factories increased by approximately 10% through the first three quarters of the year before dropping back a little in the fourth quarter. These higher prices, allied with continued strong demand from the shipping lines, have allowed GE SeaCo to increase per diem rental rates on new equipment going out on hire.

        GE SeaCo's refrigerated container leasing business has also had an excellent year, experiencing very strong demand which pushed utilization of the operating fleet of 40ft hi-cube refrigerated containers up to 89%. GE SeaCo purchased and leased out over $100 million of 40ft hi-cubes in 2003, all equipped with Carrier refrigeration units, and has entered 2004 with a very encouraging order book.

        Tank container leasing started recovering through 2002 and continued improving through 2003 alongside the dry freight container market. The tank container operating fleet utilization has increased by 13 percentage points over the two years, reaching an excellent 88% in December 2003. GE SeaCo ordered 1,000 new tank containers from Consani in South Africa for delivery through 2003 and were able to fix a very advantageous price at a point when the rand was at its weakest and the price of stainless steel was also low.

Factories and Depots

        Sea Containers' fully owned factory, depot and service operations enjoyed greatly improved results in 2003.

        Charleston Marine Containers products have performed very well in the Iraq War as the U.S. forces continue in the containerization of supplies and hardware. Demand for Tricons dramatically increased in the last third of the year as U.S. Army infantry divisions, selected as part of the second wave of forces to go to Iraq, ordered substantial numbers of Tricons for their upcoming deployment.

        Yorkshire Marine Containers, with two factories in Yorkshire, England, has had a very busy year that started with a rushed order for 600 20ft side door containers. This was followed by a substantial order for swapbodies from GE SeaCo, which have subsequently gone on lease to the German transport subsidiary of the world's largest mail-order company, Otto Versand.

        Paulista Containers Maritimos in Santos, Brazil also had a good year, with a large manufacturing order for offshore containers for the oil industry, a very successful first full year for its tank cleaning operation and increased depot revenue.

        Sea Containers has reached an agreement in principle to acquire seven container businesses in Australia and New Zealand from the Owens Group and to sell its interest in the Westfield Container Depot in Auckland, New Zealand for a net amount of NZ$11.5 million (U.S.$8 million). This investment is being made at an EBITDA multiple of 3.5 and will greatly strengthen the company's participation in the refrigerated and tank container service and transport businesses in Australasia.

Other Activities

        Sea Containers exited container ship owning with the sale of its last remaining container ship, the Puerto Cortes.

Outlook for 2004

        China has a voracious appetite for raw materials to support the substantial investment in infrastructure and consumer demand resulting from its booming export-led economy. This has resulted in a shortage of steel and higher steel prices in 2004, causing uncertainty of supply of new containers. We are seeing new container prices leap by 40% since late 2003 and are now over $2,000 for a 20ft standard dry-freight container for delivery in Q2 2004. With global container trade growth expected to continue and the growth rates seen over the last two years, there is an increasing realization by the shipping lines that there will be a shortage of available containers.

        GE SeaCo is seeing substantial increases in per diem rental rates for our limited stocks of new equipment and increasing demand for our existing fleet of containers. The outlook for 2004 is for even higher utilization of our operating fleet of standard dry freight containers, and increasing per diem rental rates. The shortage of new equipment will mean that GE SeaCo's investment in new equipment is likely be restricted to around $160 million in 2004.

        Charleston Marine Containers and Yorkshire Marine Containers both entered 2004 with encouraging future order books, although there is some concern about steel supply in the latter half of the year.

Angus R. Frew Vice President, Containers and President, GE SeaCo SRL

Analysis of division: Finance

        The 2003 results showed a significant improvement over 2002 with EBITDA of $319.4 million for 2003 compared with $247.3 million for 2002—an improvement of $72.1 million. The EBITDA for 2002 includes the net earnings on our investment in Orient-Express Hotels Ltd. (OEH) of $14.7 million, so it is on a comparable basis to the 2003 figure which includes OEH net earnings of $10.9 million. OEH was consolidated for the first nine months of 2002 and for 2001, as the company only reduced its ownership below 50% in the fourth quarter of 2002. Sea Containers owned 14.4 million of the common shares in OEH, or 42%, at December 31, 2003. The 2003 EBITDA included a profit of $100 million on the sale of the Isle of Man Steam Packet Company and non-recurring charges of $46 million, so the EBITDA excluding these items was $265.4 million.

        Sea Containers' cash flow from operations amounted to $98.4 million which, together with the proceeds from the sale of assets of $228.6 million and funds from the issuance of shares and long-term debt of $77.4 million, gave total cash flow of $404.4 million; $37.6 million was invested in capital additions, $369.7 million was repaid on long-term debt and $2.1 million paid in dividends on common and preferred shares, leaving a deficit after adjustment for foreign exchange and other items for the year of $4.7 million. In addition to the cash on the balance sheet at December 31, 2003 of $213.3 million, there were undrawn bank facilities of $130 million, giving cash availability of $343.3 million.

        The company sold the Isle of Man Steam Packet Company for $242 million to produce a gain on sale of $100 million. Non-recurring charges of $46 million were recognized in the year, of which $15 million related to an impairment charge on certain ship assets, $10 million to severance charges on some of the company's ferry routes, $5 million to the company's exchange offers and $16 million to the write down of certain container assets identified for sale.

        The company repaid $136.3 million of the $158.8 million of public senior notes which became due on July 1, 2003, and holders of $22.5 million converted their debt into 13% senior notes due July 1, 2006. $19.2 million of 12 1/2% senior notes due on December 1, 2009 were issued on July 23, 2003 in exchange for an equal principal amount of 12 1/2% senior subordinated debentures due in 2004, leaving the balance of $79.7 million of these debentures due on December 1, 2004.

        The company intends issuing $150 million of new senior notes to repay the remaining 12 1/2% debentures, which are currently redeemable at par, with the balance being used to repay other debt or for general corporate purposes.

        The company has a revolving credit facility with a group of banks secured by containers of which $129 million was drawn at December 31, 2003 and which matures on October 25, 2004. The company intends refinancing $100 million of this facility under a new revolving credit facility and currently has a draft term sheet from the bank leading the current loan for this amount.

        Our 50% owned container company, GE SeaCo, purchased $204 million of new containers in 2003 and raised $172 million of new container finance. A Wachovia Bank securitization facility was renewed and increased from $100 million to $150 million in November 2003. It is planned to issue a new 10-year securitized facility through Wachovia in the sum of $250 million in 2004. GE SeaCo has containers with a book value of $697 million at December 31, 2003 and debt of $510 million which is not guaranteed by the parent companies.

        Under the terms of the company's loan facilities, the most restrictive covenants are the leverage and interest coverage tests. At December 31, 2003 it had substantial room under both these covenants. It is anticipated that planned capital expenditure of about $40 million in 2004 will be covered by a combination of new debt, cash flow from operations and existing liquidity. At December 31, 2003 the company had total debt of almost $1.6 billion of which $385 million related to fixed-rate debentures, leaving $1.2 billion of bank debt of which $700 million was in euros, with the balance primarily in U.S.

dollars. The bank debt included about $200 million at fixed interest rates with the balance at floating interest rates.

        The company was in compliance with the covenants in its major bank agreements and bond indentures at December 31, 2003 and believes it will continue to be in 2004.

        The company's tax charge in 2003 largely related to our ferry and rail operations, which are mainly taxable in the U.K. and Finland—both high-tax jurisdictions. Available tax shelter, which has kept taxes to a minimum, is diminishing so that the tax charge is likely to increase in future years.

        Our Information Services department continues to upgrade our container computer systems to keep them at the forefront of the container leasing industry.

Daniel J. O'Sullivan Senior Vice President, Finance and Chief Financial Officer

PSLRA Statement

        This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, uncertainty of completing the proposed issue and sale of new senior notes and of the timing and manner of the offering (through underwriters or otherwise) as well as the final terms of the notes such as maturity and interest rate, variable fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating, financing and completing proposed acquisition, sale or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of world trade and regional passenger travel, seasonality and adverse weather conditions, realization of bookings and reservations as actual revenue, changes in ferry service and ship deployment plans and the success of new ferry services, inability of Network Rail to maintain properly the U.K. rail infrastructure, uncertainty of reaching a settlement agreement with the U.K. Strategic Rail Authority and the possibility of arbitration of the dispute at significant cost to the company if no settlement is reached, and legislative, regulatory and political developments including the uncertainty of renewing the GNER rail franchise beyond April 2005 or obtaining other U.K. rail franchises. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

Earnings before interest, tax, depreciation and amortization (EBITDA) (unaudited)

        Management believes that EBITDA is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations. The following table reconciles EBITDA to earnings before net finance costs and net earnings.

Year ended December 31,	2003	2002	2001
	$000	$000	$000
EBITDA	319,446	288,214	248,279
Depreciation and amortization	113,471	113,710	109,742

Earnings before net finance costs	205,975	174,504	138,537
Net finance costs	85,293	114,670	115,881
Minority interest	—	10,958	11,052
Provision for income taxes	8,224	5,860	5,970

Net earnings	112,458	43,016	5,634

QuickLinks

  EXHIBIT 99
  Sea Containers Ltd.
  Financial highlights
  President's letter to shareholders
  Analysis of division: Passenger and Freight Transport
  Analysis of division: Containers
  Analysis of division: Finance
  PSLRA Statement
  Earnings before interest, tax, depreciation and amortization (EBITDA) (unaudited)